UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Grand Avenue South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2014, Portola Pharmaceuticals, Inc. (the “Company”) entered into a Commercial Supply (Manufacturing Services) Agreement (the “Agreement”) with CMC ICOS Biologics, Inc. (“CMC”), pursuant to which CMC will manufacture clinical and commercial supply of Andexanet alfa for the Company. In addition, CMC will provide pre-validation and validation work on behalf of the Company.

Under the Agreement, the Company is required to purchase an aggregate fixed number of batches of Andexanet alfa from CMC from 2015 through 2021. The number of batches the Company has committed to purchase reach a peak in 2018 and then taper through 2021. Total batch commitments under the Agreement can be increased or decreased based on the achievement of milestones relating to the regulatory approval process for Andexanet alfa, expansion of existing manufacturing capacity and operational qualification of CMC’s manufacturing facilities. The Company will make an immediate upfront payment to CMC in the amount of $10.0 million, which will be credited against future batch purchases. The Company will also make a reservation payment to CMC of $4.6 million in November 2014, which will also be credited to the purchase of batches under the Agreement.

Total fixed commitments under the Agreement for the purchases of clinical and commercial batches, not taking into account possible price and batch adjustments, are $294 million over the life of the Agreement from 2015 through 2021. The Company has also committed to $15 million worth of pre-validation work pending the execution of applicable work orders.

The term of the Agreement is seven years and may be earlier terminated by either party for the other party’s uncured material breach or insolvency. The Company may also terminate the Agreement if CMC is unable to add additional manufacturing capacity on a timely basis, if certain manufacturing-related regulatory events do not occur before certain deadlines, or if the batch yield is below a certain threshold, in which case the Company is not obligated to pay CMC a termination payment and CMC will be obligated to refund the Company the uncredited amounts of the upfront payment and reservation payment.

In addition, the Company may terminate the Agreement unilaterally if the Company discontinues the development and commercialization of Andexanet alfa for regulatory, safety, efficacy or other commercial reasons, or if the projected market demand or gross margin of Andexanet alfa is below a minimum threshold, in which case the Company will be obligated to pay CMC a termination payment ranging from between $5.0 million and $30.0 million, depending on the time of termination. Termination fees reach a peak from the second half of 2015 through 2017, and then taper through 2021. Any remaining uncredited upfront payments or reservation payments at the time of termination will be credited towards the termination fee.

In addition, either party may terminate the Agreement for the other party’s uncured material breach.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.

Dated: July 2, 2014	By:	/s/ Mardi C. Dier
Mardi C. Dier
Executive Vice President and Chief Financial Officer